Exhibit 10.1

XO Holdings, Inc.
2010 Annual Executive Bonus Plan

I. Overview

This document describes the terms of the 2010 Annual Executive Bonus Plan for XO Holdings, Inc and its subsidiaries (“XOH” or the “Company”).  The 2010 Annual Executive Bonus Plan (the “Plan”) rewards eligible executive officers for their contributions to the Company’s success in meeting Corporate Goals, Functional Unit Goals and Individual Goals.  This document sets forth how the Plan works and how it is administered.

II. Plan Administration

The Plan is provided by XOH at its sole discretion.  The Plan is administered by XOH’s Human Resources Department, subject to the supervision of XOH’s CEO, COO, CFO and SVP HR, the Bonus Plan Committee or “BPC”, at the direction of the Compensation Committee of the XOH Board of Directors (“Compensation Committee”). The Compensation Committee is responsible for establishing performance metrics and determining whether a bonus will be paid pursuant to the Plan.  The Compensation Committee may, at its sole discretion, and without prior notice, modify, change, alter or terminate the Plan or determine whether or not a Plan bonus will be paid.  No bonus payment is payable without the authorization and final approval by the Compensation Committee of the Board of Directors.

In the event of a claim or dispute brought forth by a participant, the decision of the Compensation Committee as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, shall be final, binding and conclusive.

III. Bonus Period

The period over which bonuses may be earned under the Plan is XOH’s 2010 fiscal year, beginning on January 1, 2010 and ending on December 31, 2010 (the “Bonus Period”).  The performance goals applicable to the Bonus Period will be as specified by the Compensation Committee and may vary from year to year.

IV. Eligibility Requirements

An executive officer is eligible to participate in the Plan only if all of the following criteria are met:

•     Designated as eligible to participate by the Compensation Committee;
•     Occupies an eligible position for a minimum of three consecutive months during the applicable Bonus Period;
•     Renders overall satisfactory work performance; and
•     On XOH’s payroll and actively employed on the date of the Plan bonus payment, which, if applicable, is expected to occur during the subsequent fiscal year.

An Executive Officer who is selected to participate in the Plan is referred to as a “participant”.

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The following individuals are ineligible to participate in the Plan, except as otherwise specified by the Compensation Committee:

•     Executive Officers hired, rehired or moved into a bonus-eligible position on or after October 1st of the Bonus Period;
•     Otherwise-eligible executive officers who either voluntarily or involuntarily discontinue employment at XOH prior to the date of any bonus payment; and/or
•     Any person, regardless of his or her position or title, to the extent not designated as eligible to participate by the Compensation Committee.

V. Plan Funding Level and Corporate Goals

XOH’s corporate performance will be evaluated using the following financial metrics: Cash Flow; Adjusted EBITDA; and Revenue.  Other and/or additional financial metrics may be applicable from time to time, as specified by the Compensation Committee.  Subject to Compensation Committee approval, achievement of the applicable financial metrics will determine whether the Plan is funded and bonuses are paid for the Bonus Period.  The combination of achievement of all metrics results in the Plan Funding Level percentage (“PFL”) specified by the Compensation Committee.  XOH reserves the right to set one or more minimum thresholds for the Plan’s corporate financial metrics; if XOH’s actual performance relative to these metrics does not exceed the applicable minimum threshold(s), there will be no bonus payout with respect to the Bonus Period.  Subject to Compensation Committee approval, XOH also reserves the right to increase the size of the bonus pool available for the Bonus Period to account for financial performance materially exceeding the applicable target performance levels.

VI. Individual Performance Goals

Unless the Compensation Committee determines otherwise, for all eligible participants (other than the CEO) individual performance objectives will be jointly established by each of the Plan’s participants and the CEO.  Individual goals will include various specific and measurable objectives set at the beginning of the Bonus Period and intended to support the overall corporate goals.  The individual goals may be weighted based upon the relative importance.  Periodic assessment of each participant’s performance relative to his or her individual performance objectives will be conducted by the CEO.

Unless the Compensation Committee determines otherwise, at the end of the Bonus Period, the evaluation of each participant’s performance (other than the CEO) against the pre-established performance objectives will be conducted by the CEO.  Individual performance objectives are subject to revision during a Bonus Period to address changes in corporate priorities or objectives, as determined by the CEO and the Compensation Committee.

For the CEO, individual performance objectives will be jointly established by the CEO and the Compensation Committee. Individual goals will include various specific and measurable objectives set at the beginning of the Bonus Period and intended to support the overall corporate goals.  Individual goals may be weighted based upon their relative importance.  Periodic assessment of the CEO’s performance relative to his or her individual performance objectives will be conducted by the Compensation Committee.

At the end of the Bonus Period, the evaluation of the CEO’s performance against the pre-established performance objectives will be conducted by the Compensation Committee.  Individual performance objectives are subject to revision during a Bonus Period to address changes in corporate priorities or objectives, as determined by the Compensation Committee.

VII. Annual Bonus Target and Determination of Individual Awards

The Annual Bonus Target (“ABT”) will be a percentage of a participant’s eligible base salary for the applicable Bonus Period.  Eligible Base Salary is defined in Section IX.  Bonus targets are as specified by the Compensation Committee; however, individual payouts may be greater than or less than the ABT.

The bonus pool will be determined by the plan funding level linked to the 2010 Corporate Goals discussed in Section V for the Bonus Period, subject to authorization and approval by the Compensation Committee.  Fifty percent (50%) of an employee’s Individual Bonus Award will be based upon the achievement of the XOH Cash Flow, Adjusted EBITDA, and Revenue Goals and the applicable Business Unit goals.  The other fifty percent (50%) of an employee’s Individual Award will be based upon individual performance. These combined factors will determine potential bonus payouts on an individual basis.  Final bonus awards require the approval of the Compensation Committee.

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Achievement of the 2010 XOH Goals does not guarantee an individual bonus payout, and no bonus attributable to individual goals will be paid unless all three plan funding level corporate goals are met. Final bonus awards require approval by the Compensation Committee.  If XOH’s financial performance does not meet or exceed any minimum thresholds established by the Compensation Committee for the Bonus Period, the Plan will not be funded and, unless otherwise authorized by the Compensation Committee, no bonus will be payable to any Plan participant, regardless of the level of individual contribution.

VIII. COMPUTATION AND DISBURSEMENT OF FUNDS

As soon as practicable after the close of the 2010 fiscal year, the Corporate Controller shall calculate the financial performance and the proposed payout under the Plan based upon the achievement of the financial performance measures.  The proposed payout shall be presented to the Compensation Committee for final approval.  Once approved, payment of the Financial Awards shall be made within 30 days after completion of such approval but not later than December 31, 2011.

IX. Administration Rules and Definitions

Eligible Base Salary

Bonus award calculations will be based upon the participant’s base salary in effect as of the end of the Bonus Period.  A participant’s base salary shall be determined before both (a) deductions for taxes or employee benefits, and (b) deferrals of compensation pursuant to any XOH-sponsored benefit plans.  The following are exceptions:

•     In cases of grade/target change that occur during the Bonus Period, the base salary in effect at the end of each time period will be used to compute the target bonus award for each respective portion of the Bonus Period.

•     In cases of changes in work schedule, (i.e., 35 to 40 hours or vice versa), the base salary in effect at the end of each time period will be used to compute the annual target bonus award.

Prorated Bonus Awards

In order to be eligible to receive a bonus award for the Bonus Period, a participant must be employed in a bonus-eligible position for a minimum of three months during that Bonus Period, except as otherwise provided by the Compensation Committee.  A bonus payout will be based on the amount of time the eligible participant is actively and continuously employed in a bonus eligible position during the Bonus Period.

•     New Hires and Rehires – Bonus award will be prorated based upon the number of months employed during the Bonus Period.  For example, a participant initially hired on July 1st would be eligible for 50% of the annual bonus award.  In the case of rehires, there is no credit for prior service and the rehire date must occur prior to October 1st in order for the participant to be eligible under the Plan for the Bonus Period.

•     Leaves of Absence - Time taken during a leave of absence is not credited toward eligibility for a bonus award; therefore, awards will be prorated for the length of time on leave of absence.  Furthermore, bonus payments are not considered earned and payable unless and until the participant returns to work, with the exception of Military Leave.  If the leave of absence lasts nine months or more during the Bonus Period, the participant will not have met the three-month eligibility required to earn a bonus for that Bonus Period.

•     Promotions and Demotions – If the action results in a movement from one bonus-eligible position to another bonus-eligible position (with either a higher or lower bonus target) a pro-rated bonus award will be calculated.  The bonus award will be calculated separately by factoring the time in each bonus eligible position by the corresponding bonus target and base pay during the participant’s tenure in each position.  However, if a participant is both promoted and later demoted during the Bonus Period, the participant’s entire bonus eligibility and bonus target percent will be determined by the lower grade.

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•     Status Change

o     Change in employment status – The bonus award is not payable unless the participant has occupied a bonus-eligible position for at least three months during the Bonus Period and meets all eligibility criteria during the last full quarter of the Bonus Period, i.e., from Oct 1st through December 31st.  The bonus award will be based upon the base salary in effect at the end of the applicable time period and the annual bonus target while in the bonus-eligible position.

o     Bonus-eligible position to a non-bonus eligible position – The bonus award is prorated based upon the time in a bonus-eligible position as long as the participant was in the position for a minimum of three months during the Bonus Period.  A participant must occupy a bonus-eligible position prior to October 1st in order to be eligible to receive a bonus payment for the Bonus Period.

o     Non-bonus-eligible position to a bonus-eligible position – The bonus award will be prorated based on the time worked, the corresponding bonus target, and the salary in effect at the end of the period while in the bonus-eligible position as long as the participant was in the eligible position for a minimum of three months during the Bonus Period.  A participant must move into the bonus-eligible position prior to October 1st in order to be eligible to receive a bonus payment for the Bonus Period.

If pro-rated awards are granted, the awards shall be paid within 30 days following the final approval of bonus awards for the Bonus Period, but not later than December 31, 2011.

Termination

If a participant’s termination of employment occurs prior to the date the bonus awards are actually paid, the participant will not be entitled to any bonus payment for the Bonus Period during which the termination occurs, except as otherwise provided by the Plan or directed by the Compensation Committee.  Bonuses are not considered earned until they are approved by the Compensation Committee and are actually paid by XOH.  Consequently, a participant whose employment with the Company is voluntarily or involuntarily terminated prior to the actual bonus payment date will be deemed ineligible for a bonus payment, except as otherwise provided by the Plan and the Compensation Committee.

Other

In the event of a situation not covered or clarified by the Plan guidelines, the Compensation Committee will make the final determination regarding eligibility and bonus calculations.  No bonus payments will be made under the Plan without prior approval by the Compensation Committee.  Bonus awards are subject to any applicable FICA, federal, state and local withholding requirements as well as pretax employee contributions to the Company’s 401(k) plan in effect at the time of bonus payment.  Employment at XOH is terminable at will by either the Company or its employees and is for no definite period of time.  Nothing in this Plan constitutes, nor should it be construed as, a commitment to employment for a specific duration or at all.  The existence of this Plan does not provide any employee the right to continued employment with XOH or continued participation in any compensation or bonus plan.

No right under the Plan shall be assignable, either voluntarily or involuntarily by the way of encumbrance, pledge, attachment, level or change of any nature (except as may be required by state or federal law).

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Nothing in the Plan shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of an award.  No Participant, beneficiary or other person shall have any right, title or interest in any amount awarded under the Plan prior to the payment of such award to him or her.

XOH determines, at its sole discretion, whether bonuses will be paid. XOH reserves the right to amend and/or terminate this or any other bonus, reward, and recognition plan at any time without notice.  This Plan is not a promise, guarantee, announcement, contract or agreement that a bonus will be paid, nor is it a contract of employment.